UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2016

ITC HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 001-32576

Michigan (State of Incorporation)	32-0058047 (IRS Employer Identification No.)

27175 Energy Way, Novi, Michigan 48377
(Address of principal executive offices) (zip code)

(248) 946-3000

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 28, 2016, the FERC issued an order on the complaint filed on November 12, 2013 with the FERC under Section 206 of the FPA by the Association of Businesses Advocating Tariff Equity, Coalition of MISO Transmission Customers, Illinois Industrial Energy Consumers, Indiana Industrial Energy Consumers, Inc., Minnesota Large Industrial Group and Wisconsin Industrial Energy Group on the MISO regional base ROE rate (the “Initial Complaint”) as described in the ITC Holdings Corp. (“ITC Holdings”) Form 10-Q for the quarterly period ended June 30, 2016, in Note 11 Commitments and Contingencies, affirming the presiding administrative law judge’s decision that set the base ROE rate applicable to International Transmission Company, ITC Midwest LLC and Michigan Electric Transmission Company, LLC, each a direct or indirect subsidiary of ITC Holdings, at 10.32% with a total or maximum ROE rate including incentives not to exceed 11.35% for the period between November 12, 2013 and February 11, 2015. We had previously disclosed in such Note 11 that an additional complaint was filed on February 12, 2015 with the FERC under Section 206 of the FPA on the MISO regional base ROE rate by Arkansas Electric Cooperative Corporation, Mississippi Delta Energy Agency, Clarksdale Public Utilities Commission, Public Service Commission of Yazoo City and Hoosier Energy Rural Electric Cooperative, Inc. (the “Second Complaint”) and that, on June 30, 2016, the presiding administrative law judge in the Second Complaint issued an initial decision recommending a base ROE rate of 9.70% with a total or maximum ROE rate including incentives not to exceed 10.68%. We had also disclosed in such Note 11 a combined estimated range of refunds for the Initial Complaint and the Second Complaint, that was expected to be from $196.8 million to $258.8 million on a pre-tax basis for the period from November 12, 2013 through June 30, 2016. As a result of the September 28, 2016 FERC order, we have revised our combined estimated range of loss for the Initial Complaint and the Second Complaint to be $221.4 million to $258.8 million on a pre-tax basis for the period from November 12, 2013 through June 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 29, 2016

ITC HOLDINGS CORP.

By:	/s/ Christine Mason Soneral
Christine Mason Soneral
Its:	Senior Vice President and General Counsel